                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AS OF THE DATES INDICATED

In thousands


                                3/31/2001      12/31/2000     12/31/1999    12/31/1998    12/31/1997    1/31/1997
                                ----------     ----------     ----------    ----------    ----------    ---------

EARNINGS
Pre-tax income (loss)             (8,627)        (33,839)        4,494        (1,622)       (4,434)        1,528
Interest                             625           2,117         1,335           966           198           182
                                 -------        --------        ------        ------        ------        ------
TOTAL EARNINGS                    (8,002)        (31,722)        5,829          (656)       (4,236)        1,710
                                 =======        ========        ======        ======        ======        ======

FIXED CHARGES:

Interest                             625           2,117         1,335           966           198           182
                                 -------        --------        ------        ------        ------        ------

TOTAL FIXED CHARGES                  625           2,117         1,335           966           198           182
                                 =======        ========        ======        ======        ======        ======

Ratio of Earnings to
    Fixed Charges                     (1)             (1)         4.37            (1)           (1)         9.40


(1) Earnings were insufficient to cover fixed charges by $8,627, $33.8 million, $1.6 million, and $4.4 million for the three months ended March 31, 2001 and for year ended December 31, 2000 and 1998, and the eleven months ended December 31, 1997, respectively.